Exhibit 99.1

For Release	April 27, 2004
Release Number	INTL 04-09
Contact	Steven G. Mihaylo, Chairman, President and CEO (775) 954-1211
Craig W. Rauchle, Executive Vice President and COO (775) 954-1200
Norman Stout, Executive Vice President and CAO (480) 449-8900
Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900

INTER-TEL ANNOUNCES FIRST QUARTER 2004 RESULTS
SALES INCREASE OF 16.5% AND NET INCOME INCREASE OF 46% COMPARED TO 2003

Tempe, Arizona . . . April 27, 2004 . . . Inter-Tel, Incorporated (Nasdaq: INTL) today announced operating results for the first quarter ended March 31, 2004. Net sales for the first quarter of 2004 were $98.0 million, an increase of 16.5% compared to net sales of $84.2 million for the first quarter of 2003.

Net income for the first quarter ended March 31, 2004 was $6.8 million ($0.25 per diluted common share), an increase of 46.0% compared to net income of $4.7 million ($0.18 per diluted common share), for the first quarter of 2003.

“Our results improved significantly in the first quarter of 2004 compared to the same period in 2003,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “We are pleased with the increase in net sales and the 46% increase in net income for the quarter compared to last year. During the quarter, we also continued our positive trend of generating cash from operations. Inter-Tel’s cash and short-term investment balances at March 31, 2004 reached $191.2 million. For the quarter ended March 31, 2004, Inter-Tel’s days sales outstanding were approximately 35 days (based on 90 days sales) and inventory turns were approximately 13 times. In addition, Inter-Tel’s 2004 gross margin increased to 53.1% compared to 52.4% in the first quarter of 2003. This increase reflected higher absorption of fixed costs on higher sales volume, as well as a higher relative volume of sales through our direct sales offices, where we typically experience higher gross margins.”

You may access our quarterly earnings results webcast, which is scheduled for April 27th at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the webcast will be available on the Internet until April 27, 2005 at 11:59 p.m. (ET).

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communications needs of business enterprises, Inter-Tel employs over 1,800 communications professionals worldwide, and services business customers through a network of approximately 50 company-owned direct sales offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months
(in thousands, except per share amounts)	Ended March 31,
	2004	2003
NET SALES	$98,031	$84,169
Cost of sales	45,933	40,095

GROSS PROFIT	52,098	44,074

Research & development	6,035	5,234
Selling, general and administrative	35,004	31,246
Amortization of purchased intangible assets	445	428

	41,484	36,908

OPERATING INCOME	10,614	7,166
Interest and other income	506	443
Foreign currency transaction losses	(161)	(40)
Interest expense	(46)	(32)

INCOME BEFORE INCOME TAXES	10,913	7,537
INCOME TAXES	4,093	2,865

NET INCOME	$6,820	$4,672

NET INCOME PER SHARE—BASIC	$0.27	$0.19

NET INCOME PER SHARE—DILUTED	$0.25	$0.18

Average number of common shares outstanding — Basic	25,543	24,920

Average number of common shares outstanding — Diluted	27,350	26,039

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	March 31,	December 31,
Inventory turn amounts)	2004	2003
Cash and short-term investments	$191.2	$174.5
Accounts receivable — net	38.0	43.4
Inventory	18.8	14.6
Current net investment in sales-leases	16.4	15.5
Long-term net investment in sales-leases	32.9	32.5

DSO (based on 90 days sales)	34.9	39.1
DSO (based on trailing 12 mo. sales)	35.3	41.8
Inventory turns	13.1	14.1

	March 31,	March 31,
	2004	2003
Depreciation and amortization (in SG&A and R&D):
For the quarter ended March 31	$2.4	$2.3
Capital Expenditures:
For the quarter ended March 31	1.2	0.8